EXHIBIT 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer,
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS ACQUIRES 100% of MICA-TECH

Mica-Tech to operate as a wholly owned subsidiary

CAMARILLO, California – February 26, 2008

AML Communications, Inc. (AMLJ.OB) (“The Company”) announced today it acquired all outstanding shares of Mica-Tech, Inc. Consideration for the acquired shares is in the form of stock options. The options are performance based, and were issued to Mica-Tech’s key employees stock holders (the 49% balance of Mica-Tech’s stock prior to this transaction was held by Mica-Tech employees).

The Company intends to request at the upcoming annual shareholders meeting an increase in the current stock option pool by approximately 1.6 million shares to fund the options mentioned above.

The decision to acquire the balance of the Mica-Tech shares was based on a need to prepare its operations for entering the Demand Response market.

AML’s management sees the opportunity presented to Mica-Tech as an opportunity for AML shareholders. As such, steps are being taken to bolster Mica-Tech’s financial and management structure while the company pursues its stated strategy.

For more about Demand Response, please visit the Mica-Tech website located at http://www.mica-tech.com/

AML Communications is a designer, manufacturer, and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’, “schedules”,  and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.